                                                                    Exhibit 99.1


                                              Contacts:
                                              Rebecca Peterson
                                              Director, Corporate Communications
                                              Alkermes, Inc.
                                              (617) 583-6378

                                              James M. Frates
                                              Chief Financial Officer
                                              Alkermes, Inc.
                                              (617) 494-0171

FOR RELEASE ON WEDNESDAY, NOVEMBER 5, 2003 @ 4:00PM

                     ALKERMES REPORTS FINANCIAL RESULTS FOR

                           SECOND QUARTER FISCAL 2004

CAMBRIDGE, MA, NOVEMBER 5, 2003 -- Alkermes, Inc. (NASDAQ:ALKS) today reported its financial results for the three-month period ended September 30, 2003. The net loss on a GAAP basis for the quarter ended September 30, 2003 was $26.2 million or $0.31 per share as compared to a net loss of $67.8 million or $1.05 per share for the three months ended September 30, 2002. Included in the net loss for the three months ended September 30, 2002 is a $35.3 million noncash charge related to the equity investment Alkermes made in Reliant Pharmaceuticals, LLC ("Reliant") in December 2001.

PRO FORMA RESULTS

Pro forma net loss for the three months ended September 30, 2003 was $26.4 million or $0.31 per share compared to a pro forma net loss of $28.9 million or $0.45 per share for the three months ended September 30, 2002. The pro forma net loss for the three months ended September 30, 2003 excludes a $0.9 million noncash derivative charge associated with the provisional call structure of the Company's 2 1/2% convertible subordinated notes due 2023 (the "2 1/2% Subordinated Notes") issued in August and September 2003, as well as $1.1 million of other noncash income recognized on the net increase in the fair value of warrants of publicly traded companies held in connection with licensing arrangements. Pro forma net loss for the quarter ended September 30, 2002 excludes a $35.3 million noncash charge related to our investment in Reliant and a restructuring charge of $3.7 million. The decrease in the pro forma net loss for the current period as compared to the same period of the prior year was primarily the result of the write off in the quarter ended September 30, 2002 of approximately $2.7 million in deferred merger costs in connection with the termination of our proposed merger with Reliant. The net loss was also impacted by a reduction in the revenues reported in the quarter ended September 30, 2003, relating to the Company's collaboration with Eli Lilly and Company ("Lilly") following the restructuring of the programs in December 2002 to provide upfront funds for development activities in calendar 2003 and into 2004, and changes in the stage of several other collaborative agreements.

Alkermes is providing pro forma results as a complement to results provided in accordance with accounting principles generally accepted in the U.S. (known as "GAAP"). The pro forma net loss excludes the noncash derivative charge related to the provisional call structure of the 2 1/2% Subordinated Notes, other noncash income recognized on the net increase in the fair value of warrants held in connection with licensing arrangements, the noncash charge related to the Company's investment in Reliant and restructuring charges. The changes in the fair values of the warrants as well as changes in the derivative liability associated with the provisional call structure of the Company's 2 1/2% Subordinated Notes are likely to recur and will be recorded either as gains or losses, depending on the market values of the securities underlying these derivative instruments. Management believes this pro forma measure helps indicate underlying trends in our ongoing operations by excluding the above items that are unrelated to our ongoing operations.

REVENUES

Total revenues were $7.5 million for the quarter ended September 30, 2003 compared with $9.5 million for the three months ended September 30, 2002. Total manufacturing and royalty revenues were $5.3 million for the quarter ended September 30, 2003, including $5.1 million of manufacturing and royalty revenues for Risperdal Consta.

Johnson & Johnson has filed for approval of Risperdal(R) Consta(TM)in over 60 countries around the world. On October 29, 2003, Johnson & Johnson Pharmaceutical Research and Development, LLC received approval for Risperdal Consta from the U.S. FDA for the treatment of schizophrenia. Janssen Pharmaceutica Products, L.P. plans to launch Risperdal Consta in the U.S. within the next few weeks.

Research and development revenue under collaborative arrangements for the three months ended September 30, 2003 was $2.1 million compared to $9.5 million for the quarter ended September 30, 2002. The decrease was primarily a result of the restructuring of our AIR(R) insulin and AIR hGH programs with Lilly, changes in the Company's partners, as well as changes in the stage of several other collaborative programs. Beginning January 1, 2003, Alkermes no longer records research and development revenue for work performed on the Lilly programs, but instead uses the proceeds from Lilly's purchase of $30 million of the Company's Convertible Preferred Stock in December 2002 to pay for development costs into calendar year 2004. Also in December 2002, the royalty rate payable to Alkermes based on revenues of potential inhaled insulin products was increased. Lilly has the right to return the Convertible Preferred Stock to the Company in exchange for a reduction in this royalty rate.

COST OF GOODS MANUFACTURED

For the three months ended September 30, 2003, the cost of goods manufactured was $4.6 million, consisting of approximately $3.5 million for Risperdal Consta and approximately $1.1 million for Nutropin Depot(R).

RESEARCH AND DEVELOPMENT/GENERAL AND ADMINISTRATIVE EXPENSES

There were $23.4 million in research and development expenses and $5.9 million in and administrative expenses for the three months ended September 30, 2003. This compares with $28.2 million in research and development expenses and $9.2 million in general and administrative expenses for the three months ended September 30, 2002. Research and development expenses were lower in the three months ended September 30, 2003 primarily because the Company is now separately reporting the cost of goods manufactured for its commercial products, Risperdal Consta and Nutropin Depot. This decrease was partially offset by an increase in occupancy costs and depreciation expense related to the expansion of the Company's facilities in both Massachusetts and Ohio as well as an increase in our external research costs. The decrease in general and administrative expenses for the three months ended September 30, 2003 was primarily the result of the write off in the prior period of approximately $2.7 million in deferred merger costs in connection with the termination of our proposed merger with Reliant. However, there was an increase in personnel and insurance costs during the quarter ended September 30, 2003 as compared to the same quarter of the prior year.

INTEREST INCOME/EXPENSE

Interest income for the three months ended September 30, 2003 was $0.7 million as compared with $1.1 million for the three months ended September 30, 2002. The decrease in interest income was primarily the result of a decline in interest rates. Interest expense was $0.6 million for the three months ended September 30, 2003 as compared to $2.1 million for the same period in the prior year. The decrease during the three months ended September 30, 2003 was primarily the result of a decrease in the outstanding average debt balance as well as a lower interest rate payable on the convertible debt outstanding.

OTHER INCOME

Other income, net was $1.1 million in the three months ended September 30, 2003 as compared to $0 for the three months ended September 30, 2002. This amount represents income recognized on the net increase in the fair value of warrants of public companies held in connection with licensing arrangements, which are recorded as derivatives in the consolidated balance sheets. The recorded value of such warrants can fluctuate significantly based on fluctuations in the market value of the underlying securities of the issuer of the warrants.

DERIVATIVE LOSS RELATED TO 2 1/2% CONVERTIBLE SUBORDINATED NOTES

In August and September 2003, the Company recorded a derivative liability related to the issuance of the 2 1/2% Subordinated Notes. Pursuant to the terms of the 2 1/2% Subordinated Notes, the Company will pay additional interest equal to three full years of interest on the 2 1/2% Subordinated Notes if the 2 1/2% Subordinated Notes are automatically converted on or prior to September 1, 2006 (the "Three-Year Interest Make-Whole"). The Three-Year Interest Make-Whole represents an embedded derivative. At issuance of $125 million principal amount of the 2 1/2% Subordinated Notes, the Three-Year Interest Make-Whole had an estimated initial aggregate fair value of $3.9 million, which reduced the amount of the outstanding debt and has been recorded as a current liability on the balance sheet. The Three-Year Interest Make-Whole amount is adjusted to its fair value on a quarterly basis until it expires or is paid and the quarterly adjustments are charged to derivative loss related to convertible notes. An additional $0.9 million noncash charge to "Derivative loss related to convertible notes" has been recorded in the consolidated statements of operations in the quarter ended September 30, 2003 to account for the increase of this derivative liability from issuance through September 30, 2003. The recorded value of the derivative liability related to the 2 1/2% Subordinated Notes can fluctuate significantly based on fluctuations in the market value of the Company's common stock.

CASH AND INVESTMENTS

At September 30, 2003, Alkermes had total cash and investments of $196.8 million as compared to $145.0 million at March 31, 2003. The increase in cash and total investments during the six months ended September 30, 2003 was primarily a result of the issuance of $125 million principal amount of 2 1/2% Subordinated Notes in August and September 2003, partially offset by cash used to fund Alkermes' operations, to acquire fixed assets and to make interest and principal payments on its indebtedness.

CONVERSION/EXCHANGE OF 6.52% SENIOR NOTES

On June 18, 2003, the Company announced that it had exercised its right to automatically convert all of its outstanding 6.52% Senior Notes into shares of its common stock on July 18,

2003. During June and July 2003, $150.7 million principal amount of 6.52% Senior Notes were exchanged for, and $23.9 million principal amount of such notes were converted into, Alkermes' common stock. In aggregate, the Company issued approximately 24.0 million shares of common stock in connection with the exchanges and conversions and paid approximately $2.3 million in cash to satisfy the Two-Year Interest Make-Whole payment.

ISSUANCE OF 2 1/2% SUBORDINATED NOTES

In August and September 2003, the Company issued an aggregate of $125 million principal amount of 2 1/2% Convertible Subordinated Notes due 2023. The 2 1/2% Subordinated Notes are convertible into shares of the Company's common stock at a conversion price of $13.85 per share, subject to adjustment in certain events. The 2 1/2% Subordinated Notes bear interest at 2 1/2% per year, payable semiannually on March 1 and September 1, commencing on March 1, 2004 and are subordinated to existing and future senior indebtedness of the Company.

The Company may elect to automatically convert the notes anytime the closing price of its common stock has exceeded 150% of the conversion price ($20.78), for at least 20 trading days during any 30-day trading period. The Company may redeem some or all of the notes on or after September 6, 2006. Holders of the notes have the right to require the Company to repurchase some or all of their notes on September 1, 2008, 2013, and 2018 and upon certain events, including a change in control.

Alkermes, Inc. is an emerging pharmaceutical company developing products based on its sophisticated drug delivery technologies to enhance therapeutic outcomes. The Company's areas of focus include: controlled, extended-release of injectable drugs utilizing its ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on its proprietary Advanced Inhalation Research, Inc. ("AIR(R)") pulmonary delivery system. The Company's business strategy is twofold. The Company partners its proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develops novel, proprietary drug candidates for its own account. In addition to the

Company's Massachusetts headquarters, research and manufacturing facilities, it operates research and manufacturing facilities in Ohio.

Certain statements set forth above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, various factors may cause its actual results to differ materially from its expectations. These include: whether manufacturing and royalty revenues for Risperdal Consta or the Company's other product meet the magnitude and timing that it expects, particularly because the Company relies on its partners to market these products; whether additional regulatory approvals will be received or whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely and successful manner; whether the Company enters into any collaboration with a third party to market or fund a proprietary product candidate and whether the terms of such a collaboration meet its expectations; whether the Company will get a return on its investment in Reliant; whether the securities litigation suit brought against the Company will result in financial losses or require the dedication of significant management resources; and whether advancement of the Company's pipeline will be delayed due to: actions or decisions by the Company's partners with regard to development and regulatory strategy, timing and funding which are out of the Company's control; the outcome of clinical and preclinical work the Company is pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding the Company's product candidates, which may be based on interpretations of data that differ from its interpretations; potential changes in cost, scope and duration of clinical trials; and the Company's ability to successfully and efficiently manufacture its commercial products and scale-up its product candidates. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Alkermes disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

Note: Alkermes will host a conference call at 4:30pm EST on November 5, 2003. The call will be webcast on the investor relations section of Alkermes' website at www.alkermes.com and will be archived until Monday, November 10, 2003 at 5:00pm EST.

                                 (tables follow)

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                         ALKERMES, INC. AND SUBSIDIARIES
                         Selected Financial Information
                      (In thousands, except per share data)


                                                          Three Months  Three Months        Six Months       Six Months
CONDENSED CONSOLIDATED                                       Ended          Ended              Ended           Ended
STATEMENTS OF OPERATIONS                                  September 30,  September 30,     September 30,    September 30,
(UNAUDITED)                                                   2003           2002               2003            2002
==========================================================================================================================
Revenues:
  Manufacturing and royalty revenues                        $  5,310         $     --         $  6,854         $      --
  Research and development revenue under
    collaborative arrangements                                 2,140            9,471            4,897            19,762
--------------------------------------------------------------------------------------------------------------------------
    Total Revenues                                             7,450            9,471           11,751            19,762
--------------------------------------------------------------------------------------------------------------------------
Expenses:
  Cost of goods manufactured                                   4,567               --            7,127                --
  Research and development                                    23,404           28,186           45,077            52,786
  General and administrative                                   5,918            9,197           11,699            15,212
  Restructuring expenses                                          --            3,682               --             3,682
--------------------------------------------------------------------------------------------------------------------------
    Total Expenses                                            33,889           41,065           63,903            71,680
--------------------------------------------------------------------------------------------------------------------------
Net Operating Loss                                           (26,439)         (31,594)         (52,152)          (51,918)
--------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
  Interest income                                                668            1,068            1,643             2,434
  Other income, net                                            1,098               --            2,507                --
  Derivative loss related to convertible
    subordinated notes                                          (900)              --           (4,664)               --
  Interest expense                                              (647)          (2,067)          (4,126)           (4,148)
--------------------------------------------------------------------------------------------------------------------------
    Total Other Income (Expense)                                 219             (999)          (4,640)           (1,714)
--------------------------------------------------------------------------------------------------------------------------
Equity in Losses of Reliant Pharmaceuticals, LLC                  --          (35,256)              --           (59,469)
--------------------------------------------------------------------------------------------------------------------------
NET LOSS                                                    ($26,220)        ($67,849)        ($56,792)        ($113,101)
==========================================================================================================================
BASIC AND DILUTED LOSS PER COMMON SHARE                     ($  0.31)        ($  1.05)        ($  0.76)        ($   1.76)
==========================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING          84,984           64,318           74,915            64,289
==========================================================================================================================

PRO FORMA RECONCILIATION:
=====================================================
NET LOSS-GAAP                                               ($26,220)        ($67,849)        ($56,792)        ($113,101)
  Restructuring expenses                                          --            3,682               --             3,682
  Equity in Losses of Reliant Pharmaceuticals, LLC                --           35,256               --            59,469
  Other income, net                                           (1,098)              --           (2,507)               --
  Derivative loss related to convertible
    subordinated notes                                           900               --            4,664                --
--------------------------------------------------------------------------------------------------------------------------
NET LOSS-PRO FORMA                                          ($26,418)        ($28,911)        ($54,635)        ($ 49,950)
==========================================================================================================================
BASIC AND DILUTED LOSS PER COMMON SHARE                     ($  0.31)        ($  0.45)        ($  0.73)        ($   0.78)
==========================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING          84,984           64,318           74,915            64,289
==========================================================================================================================


CONDENSED CONSOLIDATED
BALANCE SHEETS                                            September 30,      March 31,
(UNAUDITED)                                                   2003             2003
=====================================================================================
Cash, cash equivalents and total investments                $196,758         $145,040
Receivables, prepaid expenses and other
  current assets                                               6,910            9,467
Inventory                                                      3,356            2,576
Property, plant and equipment, net                            96,297           91,474
Other assets                                                  10,495            7,142
--------------------------------------------------------------------------------------
TOTAL ASSETS                                                $313,816         $255,699
=====================================================================================
Total current liabilities                                    $39,002          $54,044
Deferred revenue                                               3,380           10,114
Obligation under capital lease                                   379               --
Convertible subordinated notes                               121,857          166,587
Convertible preferred stock                                   30,000           30,000
Total shareholders' equity (deficit)                         119,198           (5,046)
--------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY (DEFICIT)                                          $313,816         $255,699
=====================================================================================

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003 and the Company's report on Form 10-Q for the three and six months ended September 30, 2003.